FIRST AMENDMENT TO COMMERCIAL CREDIT AGREEMENT

THIS FIRST AMENDMENT TO COMMERCIAL CREDIT AGREEMENT ("First Amendment"), dated as of March 6, 2009, is made and entered into by and between **ELECTRO RENT CORPORATION**, a California corporation ("Borrower"), and **UNION BANK, N.A.**, a national banking association formerly known as Union Bank of California, N.A. s("Bank").

RECITALS:

A. Borrower and Bank are parties to that certain Commercial Credit Agreement dated as of September 29, 2008 (the "Agreement"), pursuant to which Bank agreed to extend credit to Borrower in the amounts provided for therein.

B. Borrower and Bank desire to amend Section 7.1(b) of the Agreement in certain respects, subject, however, to the terms and conditions of this First Amendment.

AGREEMENT:

In consideration of the above recitals and of the mutual covenants and conditions contained herein, Borrower and Bank agree as follows:

1. **Defined Terms**. Initially capitalized terms used herein which are not otherwise defined shall have the meanings assigned thereto in the Agreement.

2. **Amendment to the Agreement**. Section 7.1(b) of the Agreement is hereby amended to read in full as follows:

"(b) On a consolidated basis for Borrower and its subsidiaries, Tangible Net Worth of not less than $200,000,000 as at the close of each fiscal quarter, commencing with the fiscal quarter ended February 28, 2009. As used herein, 'Tangible Net Worth' shall mean the consolidated net worth of Borrower and its subsidiaries, increased by the consolidated indebtedness of Borrower and its subsidiaries subordinated to Bank in form satisfactory to Bank and decreased by patents, licenses, trademarks, trade names, goodwill and other similar intangible assets, organizational expenses, and monies due from affiliates (including officers, shareholders and directors), in each case with respect to Borrower and its subsidiaries."

3. **Effectiveness of this First Amendment**. This First Amendment shall become effective as of the date hereof when, and only when, Bank shall have received all of the following, in form and substance satisfactory to Bank:

(a) A counterpart of this First Amendment, duly executed by Borrower and acknowledged by Guarantors where indicated hereinbelow;

(b) An amendment fee in connection with this First Amendment in the sum of One Thousand Five Hundred Dollars ($1,500), which amendment fee shall be non-refundable; and

(c) Such other documents, instruments or agreements as Bank may reasonably deem necessary in order to effect fully the purposes of this First Amendment.

4. **Ratification**.

(a) Except as specifically amended hereinabove, the Agreement shall remain in full force and effect and is hereby ratified and confirmed; and

(b) Upon the effectiveness of this First Amendment, each reference in the Agreement to "this Agreement", "hereunder", "herein", "hereof" or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this First Amendment.

5. **Representations and Warranties**. Borrower represents and warrants as follows:

(a) Each of the representations and warranties contained in Section 5 of the Agreement, as amended hereby, is hereby reaffirmed as of the date hereof, each as if set forth herein;

(b) The execution, delivery and performance of this First Amendment are within Borrower's corporate powers, have been duly authorized by all necessary corporate action, have received all necessary approvals, if any, and do not contravene any law or any contractual restriction binding on Borrower;

(c) This First Amendment is the legal, valid and binding obligation of Borrower, enforceable against Borrower in accordance with its terms; and

(d) No event has occurred and is continuing or would result from this First Amendment which constitutes an Event of Default under the Agreement, or would constitute an Event of Default but for the requirement that notice be given or time elapse or both.

6. **Governing Law**. This First Amendment shall be deemed a contract under and subject to, and shall be construed for all purposes and in accordance with, the laws of the State of California.

7. **Counterparts**. This First Amendment may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

WITNESS the due execution hereof as of the date first above written.

"Borrower"

ELECTRO RENT CORPORATION

By:______________________________
Craig R. Jones
Vice President and Chief Financial Officer

"Bank"

UNION BANK, N.A.,
formerly known as Union Bank of California, N.A.

By:______________________________
John C. Kase
Vice President

Acknowledgment of Guarantors

The undersigned, as Guarantors pursuant to those certain Continuing Guaranties dated as of September 29, 2008 (collectively, the "Guaranties"), hereby consent to the foregoing First Amendment and acknowledge and agree, without in any manner limiting or qualifying their obligations under the Guaranties, that payment of the Obligations (as such term is defined in each of the Guaranties) and the punctual and faithful performance, keeping, observance and fulfillment by Borrower of all of the agreements, conditions, covenants and obligations of Borrower contained in the Agreement, as amended by the First Amendment, are and continue to be unconditionally guaranteed by the undersigned pursuant to the Guaranties.

ER INTERNATIONAL, INC.

By: ______________________
Craig R. Jones
Vice President and Chief Financial Officer

ELECTRO RENT ASIA, INC.

By: ______________________
Craig R. Jones
Vice President and Chief Financial Officer